Exhibit (b)(1)

Exhibit(b)(1)

PROMISSORY NOTE

$45,000,000.00	April 7, 2009

RADISSON INVESTMENT LIMITED

RADISSON INVESTMENT LIMITED (together with its successors and permitted assigns, the “Borrower”), for value received, HEREBY PROMISES TO PAY to the order of PRISMA INVESTMENT CO., LIMITED (“Prisma” and, together with its successors and assigns, the “Holder”), the principal sum of FORTY FIVE MILLION AND NO/100 DOLLARS ($45,000,000.00) or, if less, the aggregate amount of all advances, indebtedness, loans, payables and other extensions of credit and obligations hereunder (individually an “Advance,” and collectively, “Advances”), by wire transfer of immediately available funds to an account designated in writing and delivered by the Holder to the Borrower on or prior to the Maturity Date (as defined herein), in lawful currency of the United States of America, on the Maturity Date, and interest on the principal amount from time to time outstanding hereunder from the Issuance Date (or, with respect to the Initial Advance, from April 7, 2009) until payment in full of such principal amount has been made at the rates per annum set forth below, which interest shall be payable in accordance with the terms of the immediately following paragraph on the Maturity Date. Amounts paid or prepaid hereunder may not be reborrowed. All payments shall be applied to the principal, interest and other amounts then outstanding hereunder or under the Pledge Agreement in any manner as the Holder shall elect.

The per annum interest rate hereunder shall be equal to 6.25%. Interest on any amounts outstanding under this Note and the Pledge Agreement will be calculated on the basis of a 360-day year and paid for the actual number of days elapsed. Interest on the principal amount from time to time outstanding hereunder shall be payable by wire transfer of immediately available funds, in lawful currency of the United States of America, to a bank account designated in writing and delivered by the Holder to the Borrower on or prior to the applicable due date therefor.

This Note is secured pursuant to, and as provided in, the Pledge Agreement. (Reference is hereby made to the Pledge Agreement for a description of the securities in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests were granted and the rights of the Holder in respect thereof.)

1. Certain Terms Defined. (a) The following terms used herein have the meanings specified below:

“Guarantors” means IHC, IC Acquisition and Mr. Lap Shun (John) Hui.

“IC Acquisition” means IC Acquisition Corp., an Oregon corporation and a wholly owned subsidiary of IHC.

“IHC” means Image Holdings Corporation, an Oregon corporation and a wholly owned subsidiary of the Borrower.

“Issuance Date” means the date of this Note first set forth above.

“Loan Parties” means the Borrower and each Guarantor.

“Maturity Date” means October 7, 2009.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of the date hereof, by and among IHC, IC Acquisition and InFocus Corporation.

“Note” means this Promissory Note, as amended, modified, restated or supplemented from time to time.

“Pledge Agreement” means that certain Pledge Agreement, dated as of the date hereof, among the Loan Parties and Prisma, as amended, modified, restated or supplemented from time to time.

(b) Unless otherwise defined herein, terms defined in the Merger Agreement and used herein shall have the meanings given to them in the Merger Agreement.

2. Advances. (a) The Holder has made an initial Advance of $2,000,000 (the “Initial Advance”) to the Borrower on April 7, 2009.

(b) An additional Advance of $43,000,000 shall be made by the Holder to the Borrower on May 7, 2009, to an account designated in writing by the Borrower to the Holder.

(c) The obligation of Holder to make the Advance to the Borrower pursuant to Section 2(b) of this Note is subject to the satisfaction or waiver by Holder of the condition precedent that, as of the date of such Advance, no event shall have occurred and be continuing that would constitute an Event of Default.

3. Prepayment of Note. The Borrower may, from time to time and at any time, prepay all or any part of the principal amount of this Note, together with all accrued and unpaid interest thereon through the date of prepayment. In the event of a partial prepayment, the Holder shall record the date and amount of any such prepayments on the reverse side of this Note, and interest shall cease to accrue on such prepaid principal amounts.

4. Events of Default. (a) The occurrence of any of the following events constitutes an event of default hereunder (each, an “Event of Default”):

(i) the Borrower defaults in the payment of any portion of the principal of, interest on, or other amounts owing under, this Note or the Pledge Agreement when due and payable and such default continues for a period of five (5) business days after notice from Holder to the Borrower; or

(ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Note or the Pledge Agreement, and such default shall continue unremedied for a period of thirty (30) days after written notice thereof is given to the Borrower by the Holder; or

(iii) any representation or warranty at any time made by the Borrower in this Note or the Pledge Agreement shall be, or shall prove to have been, false or misleading in any material respect when so made; or

(iv) this Note shall cease, for any reason, to be in full force and effect; any provision of this Note shall for any reason cease to be valid and binding on or enforceable against the Borrower; the validity or enforceability of this Note is contested by the Borrower or any other person or entity; or the Borrower denies it has any further liability or obligation under this Note; or

(v) any legal action is commenced or order is entered by or before a competent court or other appropriate authority which, in any such case, seeks, grants or requires (A) the adjudication of the Borrower as being bankrupt or insolvent, (B) the liquidation, winding-up or dissolution of the Borrower or (C) the appointment of a liquidator, administrator, trustee, receiver or similar officer of the Borrower or the whole or any material part of its assets, rights or revenues; and which, in any such case, is not withdrawn, rescinded, reversed, stayed or otherwise rendered inapplicable or ineffective within 60 days thereafter; or

(vi) the Merger Agreement is terminated pursuant to Section 8.1 thereof.

(b) Upon the occurrence and during the continuance of any Event of Default, the Holder shall have the right, without notice, demand, presentment, notice of nonpayment or nonperformance, protest, notice of protest, notice of intent to accelerate, notice of acceleration or any other notice or action of any kind, ALL OF WHICH THE BORROWER HEREBY EXPRESSLY WAIVES AND RELINQUISHES, (i) by notice to the Borrower, to declare the entire principal amount then outstanding on this Note, and all accrued and unpaid interest thereon and all other accrued and unpaid amounts under this Note and the Pledge Agreement, immediately due and payable, whereupon all such principal, interest and other amounts shall become immediately due and payable, and the Holder may proceed to enforce the payment of such principal, interest and other amounts, or part thereof, in such manner as the Holder may elect and (ii) to exercise all rights and remedies available to it under any of this Note, the Pledge Agreement or at law or in equity;

provided, however, upon the occurrence of any Event of Default defined in Sections 4(a)(v), the then outstanding principal amount of this Note, and all accrued and unpaid interest thereon and all other accrued and unpaid amounts hereunder, shall automatically become due and payable without further act of the Holder.

5. Use of Funds. The Borrower hereby warrants, represents and covenants that (a) the Initial Advance shall be used solely to make the Deposit required pursuant to Section 8.3(c) of the Merger Agreement and (b) all other Advances shall be used solely to pay for the Company Shares pursuant to the Offer or the Merger, to pay for costs and expenses incurred by the Loan Parties in connection with this Note, the Pledge Agreement, the Merger Agreement and the transactions contemplated thereby, and to pay for costs and expenses associated with the existence, maintenance, reporting obligations or operations of the Loan Parties and their subsidiaries, including the payment of taxes and similar charges or assessments.

6. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Holder, any right, remedy, power or privilege hereunder or under the Pledge Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein and in the Pledge Agreement provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law, in equity or otherwise.

7. Guarantee. Each Guarantor, jointly and severally, irrevocably and unconditionally guarantees to the Holder the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all of the obligations of the Borrower under this Note. The guarantee contained in this Section 7 is a guarantee of payment and performance, and not of collection, and each Guarantor acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of the Borrower’s obligations or liabilities (other than in accordance with the terms hereof), whether by decree, bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee.

8. Representations and Warranties. Each of the Loan Parties hereby represents and warrants to the Holder that (a) such Loan Party’s execution, delivery and performance of this Note and the Pledge Agreement have been authorized by all necessary action; (b) it has the requisite power and authority to execute, deliver and perform its obligations under this Note and the Pledge Agreement; (c) this Note and the Pledge Agreement have been duly executed and delivered to the Holder by such Loan Party; and (d) this Note and the Pledge Agreement are the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by general principles of equity.

9. Notices. All notices, requests and other communications required or permitted under this Note shall be in writing and shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to the Borrower or the Holder, as the case may be, at its address set forth below:

If to any Loan Party:	c/o Radisson Investment Limited Room 1402, Lap Fai Building 6-8 Pottinger Street, Central, Hong Kong Attn: Li, Chi Sheung Fax:

If to the Holder:	Prisma Investment Co., Limited Scotia Centre, 4th Floor P.O. Box 2804 George Town, Grand Cayman KY1-1112 Cayman Islands Attn: [ ] Fax: [ ]

10. Modification and Waiver of this Note. None of the provisions of this Note or the Pledge Agreement may be waived, amended, supplemented or otherwise modified except in a writing signed by the Loan Parties and the Holder.

11. Successors and Assigns; Transfer. This Note shall be binding upon the successors and assigns of the Loan Parties and shall inure to the benefit of the Holder and its successors and assigns; provided, however, that none of the Loan Parties shall assign, delegate or otherwise transfer any of its rights or obligations under this Note without the prior written consent of the Holder. No transfer, assignment, or pledge of this Note shall be valid unless made in compliance with any applicable state and Federal securities laws restrictions and effected on the register.

12. Severability. Any provision of this Note or the Pledge Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13. Governing Law. This Note shall be governed by, and for all purposes construed in accordance with, the laws of the State of New York, without regard to conflicts of law principles thereof.

14. Jurisdiction, Etc. (a) THIS NOTE SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK. Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City, New York, and any appellate court from any thereof, for purposes of any action or proceeding arising out of or relating to this Note or the Pledge Agreement, or for recognition or enforcement of any judgment, and each Loan Party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such court. Each Loan Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Note or the Pledge Agreement shall affect any right that the Holder may otherwise have to bring any action or proceeding relating to this Note or the Pledge Agreement in the courts of any jurisdiction.

(b) Each Loan Party irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Note or the Pledge Agreement in any such court. Each Loan Party hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each Loan Party agrees to not assert any claim against the Holder, any of its affiliates or any of their respective directors, officers, attorneys, agents and advisers, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Note or the Pledge Agreement, any of the transactions contemplated herein or in the Pledge Agreement or the actual or proposed use of the loan evidenced by this Note.

15. WAIVER OF JURY TRIAL. EACH LOAN PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS NOTE OR THE PLEDGE AGREEMENT OR THE ACTIONS OF THE HOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

16. ENTIRE AGREEMENT. THIS NOTE AND THE PLEDGE AGREEMENT REPRESENT THE FINAL, ENTIRE AGREEMENT BETWEEN THE PARTIES REGARDING THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS THIS PAGE]

IN WITNESS WHEREOF, each of the undersigned has caused this instrument to be duly executed and delivered by a duly authorized officer of such party as of the Issuance Date.

RADISSON INVESTMENT LIMITED, as the Borrower

By:
Name:	Lap Shun (John) Hui
Title:	President

IMAGE HOLDINGS CORPORATION, as Guarantor

By:
Name:	Lap Shun (John) Hui
Title:	President

IC ACQUISITION CORP., as Guarantor

By:
Name:	Lap Shun (John) Hui
Title:	President

Jap Shun (John) Hui

Agreed to and accepted as of the

date first written above by:

PRISMA INVESTMENT CO., LIMITED,

as Holder

By:
Name:
Title:

Signature Page to Promissory Note